Exhibit 10.2

ABF NATIONAL MASTER FREIGHT AGREEMENT

For the Period of

~~April 1, 2018~~July 1, 2023 through June 30, ~~2023~~2028

covering:

Operations in, between and over all of the states, territories and possessions of the United States, and operations into and out of all contiguous territory.

ABF FREIGHT SYSTEM, INC. hereinafter referred to as the “Employer” or “Company” or “ABF” and the TEAMSTERS NATIONAL FREIGHT   INDUSTRY NEGOTIATING COMMITTEE representing Local Unions affiliated with the INTERNATIONAL BROTHERHOOD  OF TEAMSTERS,  and Local Union No. which Local Union is an affiliate of the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, agree to be bound by the terms and conditions of this Agreement.

ARTICLE 1.    PARTIES TO THE AGREEMENT

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ARTICLE 2.     SCOPE OF AGREEMENT

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ARTICLE 3.    RECOGNITION, UNION SHOP AND CHECKOFF

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ARTICLE 4.    STEWARDS

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ARTICLE 5.

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ARTICLE 6.

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ARTICLE 7.    LOCAL AND AREA GRIEVANCE MACHINERY

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ARTICLE 8.    NATIONAL GRIEVANCE PROCEDURE

Section 1.

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Section 2.

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Section 3.  Work Stoppages

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Section 4.

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Section 5.

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Section 6.  Change of Operations

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Section 7.

Any grievance committee or panel, as constituted under this Agreement, shall have the jurisdiction and power to decide grievances which arose under the preceding agreements and supplements thereto. In doing so, the committees or panels shall follow the grievance procedure set forth in the ~~2008-2013~~2023 – 2028 Agreement, but apply the contract under which the grievance arose.

Section 8.  Sleeper Cab Operations

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ARTICLE 9.    PROTECTION OF RIGHTS

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ARTICLE 10.    LOSS OR DAMAGE

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ARTICLE 11.    BONDS AND INSURANCE

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ARTICLE 12.    UNIFORMS

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ARTICLE 13.    PASSENGERS

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ARTICLE 14.    COMPENSATION CLAIMS

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ARTICLE 15.   MILITARY CLAUSE

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ARTICLE 16.    EQUIPMENT, SAFETY AND HEALTH

Preamble

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Section 1.  Safe Equipment

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Section 2.  Dangerous Conditions

Under no circumstances will an employee be required or assigned o engage in any activity involving dangerous conditions of work, or danger to person or property or in violation of any applicable statute or court order, or in violation of a government regulation relating to safety of person or equipment.

The term “dangerous conditions of work” does not relate to the type of cargo which is hauled or handled.

If the "ABS" warning indicator is activated prior to a dispatch at a shop location, the tractor will be repaired or switched out. If it occurs "on-route" it shall be remedied at the next shop location.

Section 3.  Accident Reports

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Section 4.  Equipment Reports

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Section 5.  Qualifications on Equipment

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Section 6.  Equipment Requirements

(a)All tractors must be equipped as necessary to allow the driver to safely enter and exit the cab, and hook and unhook the air hoses. All equipment used as city peddle trucks, and equipment regularly assigned to peddle runs, must have steps or other similar device to enable drivers to get in and out of the body. All twin trailers used in LTL pick-up and delivery operation with roll up doors purchased after April 1, 1985 shall be equipped with a hand hold and a DOT bumper which may serve as a step.

All equipment purchased, ordered, and/or introduced to the Pickup and Delivery operations after April 1, 2003 will be equipped with air-conditioning and will be maintained in proper operating condition throughout the year. The Company will not exceed two weeks in making necessary air conditioning repairs during this period. It shall not be a violation of this section to operate any unit while waiting for repairs.

(b)The Employer shall install heaters and defrosters on all trucks and tractors.

(c)There shall be first-line tires on the steering axle of all road and local pick-up and delivery power units.

(d)All road equipment regularly assigned to the fleet shall be equipped with an air-ride seat on the driver’s side. Such equipment shall be maintained in reasonable operating condition. All new air ride seats shall oscillate and have an adjustable lumbar support, height, backrest and seat tilt.

(e)Tractors added to the road fleet and assigned to road operations on a regular basis, whether newly manufactured or not newly manufactured, shall be air conditioned.

(f)When the Employer weighs a trailer, the over-the-road driver shall be furnished the resulting weight information along with his/her driver’s orders.

(g)All company trailers shall be marked for height.

(h)No driver shall be required to drive a tractor designed with the cab under the trailer.

(i)All road and city equipment shall have a speedometer operating with reasonable accuracy. Pending the final ruling regarding the speed limiter proposal filed by the FMSCA, law permitting. the company agrees that starting thirty days after ratification of this agreement all equipment for the road fleet shall be adjusted and/or specified with the manufacturer's maximum road speed of seventy (70) miles per hour, notwithstanding any other agreement or understanding.

(j)The following minimum measurements for fuel tank placement shall apply to tractors added to the fleet after March 1, 1981, with the understanding that there shall be no retrofit of equipment currently in use: (1) front of fuel tank to rear of front tire-not less than 4 inches; (2) rear of fuel tank to front of duals- not less than 4 inches; (3) bottom of fuel tank to ground-provide clearance not less than 7.5 inches, measured on a flat surface; and (4) all fuel tank measurements as stated herein include brackets, return lines, etc. in determining clearance.

Any alleged violation of the above requirements shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure as a safety and health issue.

(k)The following shall apply to shock absorbers on tractor front axles with the purchase of newly manufactured tractors which are placed in service after March 1, 1981, and with the understanding that there shall be no retrofit of equipment currently in use: Where the manufacturer recommends and provides shock absorbers as standard equipment with the tractor front suspension assembly, properly maintained shocks on such new equipment shall be considered as a necessary and integral part of that assembly.

Where the manufacturer does not recommend and provide shock absorbers as standard equipment with the tractor front suspension assembly, shocks shall not be considered as a necessary or integral part of that suspension system.

Any alleged violation of the above, including maintenance of existing equipment, shall not be cause for refusal of equipment but shall be subject to the grievance procedure as a safety and health issue.

(l)(1) The following shall apply for the minimum interior dimensions of the sleeper berths on newly manufactured over-the-road tractors purchased and placed in service after January 1, 1987.

a. Length - 80 inches; b. Width - 34 inches; and, c. Height – 24 inches.

It is understood that a “manufacturing tolerance of error” of one inch (1”) is permissible, provided the original specifications were in conformity with the above recommended dimensions. It is understood that there shall be no retrofit of equipment currently in service.

(2) Interior cab dimensions. Effective January 1, 1988, the Employer, in placing orders for newly manufactured over-the-road tractors, shall request of the manufacturer in writing that there will be compliance with as many of the following October, 1985 SAE recommended practices as possible: J941-E, J1052, J1521, J1522, J1517, J1516, and J1100. The carrier, upon request, will furnish proof to the National Safety and Health Committee that a request was made to the manufacturer  for  compliance  with  the aforementioned SAE recommended practices.

(m)The Employer and the Union recognize the need for safe and efficient twin-trailer operations. Accordingly, the parties agree to the following:

(1)The Employer shall make available to all drivers involved in the twin-trailer operations training in the proper procedures for the safe hooking and unhooking of dollies and jiff-lox. Upon request, the Company will furnish to the Union a copy of their training program.

(2)Dollies and jiff-lox shall be counter- balanced or equipped with a crank-down wheel to support the weight of the dolly tongue or jiff-lox. A handle will also be provided on the tongue of the dolly or jiff-lox and shall be maintained.

(3)A tractor equipped with a pintle hook will be made available to drivers required to drop and hook twin trailers or triples at closed terminals.

The Employer shall make a bona fide attempt to make a telephone available for the driver at closed terminals during the trailer switch.

(4)Whenever possible, the Company will hook up the heaviest trailer in front in twin- trailer operations. In those instances where it is not possible because of an intermediate drop of less than one hundred and fifty (150) miles or scaling of the drive axle, the driver after driving the unit at any point on the trip, determines, at his/her sole discretion, the unit does not handle properly, may have the Company switch the unit or authorize the driver to switch the unit and be paid for such time.

(n)(1) There will be a moratorium on the purchase of diesel powered forklifts and sweepers.

(2)It shall be standard work practice that every diesel-powered sweeper shall be shut off whenever the operator leaves the seat.

Under no circumstances shall diesel- powered sweepers be allowed to idle when not attended.

(3)Diesel-powered sweepers shall be tuned and maintained in accordance with schedules recommended by their manufacturers. The Employer shall provide copies of such recommendations to the Union upon request.

(4)Improperly maintained diesel-powered sweepers may produce visible emissions after start-up. Therefore, any such diesel powered sweeper that is found to be smoking shall be taken out of service as soon as possible until repairs are made and that condition corrected.

(5)The Employer agrees to cooperate with those government and/or mutually agreed private agencies in such surveys or studies designed to analyze the use and operation of diesel-powered sweepers and diesel- powered sweeper emissions.

(o)As of July 1, 1988, as new equipment is ordered or existing equipment requires brake lining replacement, all brake linings shall be of non-asbestos material where available and certifiable.

(p)Slack adjuster equipment (snubbers) used in multiple trailer operations, whether on the trailers or on the converters, shall be maintained in proper working order. However, it shall not be a violation of this provision for the unit to be pulled to the next point of repair if the snubber is inoperative.

(q)Converter dollies may be pulled on public roads by bobtail tractors if all of the following conditions are met:

(1)Tractors used in this type of operation shall have a pintle hook installed which has the proper weight capacity and is designed for highway use;

(2)Neither supply nor control air lines are to be connected to the converter dolly when being pulled by a bobtail tractor, and the tractor protection valve shall be set in the normal bobtail position;

(3)After October 1, 1991, tractors used to pull converter dollies bobtail must be equipped with a type of bobtail proportioning valve (BPV) in the tractor braking system, unless equipped with ABS;

(4)It is further agreed such configuration must comply with state and federal law.

(r)All newly manufactured road tractors regularly assigned to the fleet after July 1, 1991, shall be equipped with heated mirrors. All road tractors ordered after April 1, 2003 shall be equipped with a power mirror on the curbside. However, it shall not be a violation of this provision for the tractor to be dispatched to the next Company point of repair if the heated and/or power mirror is inoperative.

~~(1)All new diesel tractors and new yard tractors equipment shall be equipped with vertical exhaust stacks.~~

(1) All new diesel yard tractors shall be equipped with vertical exhaust stacks. All new diesel road and city tractors shall be equipped with horizontal exhaust systems that meet regulatory and FMCSA requirements as specified by the equipment manufacturers.

(2)All road and city tractors shall be equipped with large spot mirrors (6” minimum) on both sides of the tractor by January 1, 1995.

(3)All road tractors and switching equipment shall be equipped with an operable light of sufficient wattage on the back of the cab.

(4)All new road and city equipment shall have operable sun visors.

(5)Seats on forklifts and sweepers shall be maintained in good repair. Forklifts purchased after July 25, 2018 shall include seat suspension (spring type suspension underneath the seat), incline and a mechanism to slide the seat backwards and forward.

(6)On all road and city tractors, the cab door locks shall remain operable and be properly maintained. Both parties agree that the Employer will have reasonable time to repair the locks.

(7)The Employer shall repair inoperable door locks on linehaul tractors that are reported on a driver vehicle inspection report. The Employer shall perform such repairs at the first Employer maintenance location.

(s)All newly manufactured city tractors regularly assigned to the city pickup and delivery operation after July 1, 1991, shall be equipped with power steering and an air-ride seat on the driver’s side.

(1)All new road and yard equipment shall have power steering.

(2)All new forklifts and sweepers shall be equipped with power steering.

(t)All hand trucks and pallet jacks shall be maintained in good repair.

(u)All portable and mechanical dock plates shall be maintained in good working condition.

(v)The parties will maintain a safe and healthy working environment in sleeper operations. The parties agree to establish a committee composed of four (4) members each to review the comfort and/or safety aspects of sleeper berths pertaining to ride. Such committee shall meet by mutual agreement of the Co-chairmen as to time and place. The committee shall confer with appropriate representatives of equipment manufacturers and/or other experts on this subject as may be available. The intent of the committee is to identify any problems with the comfort and/or safety aspects of sleeper berths pertaining to ride that may exist, and through   its   deliberations   with   the

manufacturers and/or other experts, develop ways and means to correct such situations. The committee shall report its findings and make recommendations to the National Grievance Committee.

(1)All new sleeper tractors purchased or leased after February 8, 1998, shall, at a minimum, be equipped with the manufacturer’s original equipment standard dual heat/air conditioning systems. This is not intended to preclude the Company from purchasing newer technology on future purchases, should such become available prior to the expiration of this Agreement.

(2)Bunk restraint strap/net buckles on sleeper equipment shall be mounted on the entrance side of the sleeper berth by April 1, 1995.

(3)New sleeper equipment purchased on or after April 1, 1995, shall be equipped with a power window on the passenger’s side of the cab that is operable from the driver’s side of the cab.

(4)All sleeper cabs added to the Employer’s fleet after April 1, 2008 will be walk-in sleeper berths with at least the following dimensions:

The measurement of 15-3/4 inches from the front of the mattress to the closed sleeper curtain, at any point across the cab, shall apply for the minimum interior walk-in dimension on newly manufactured over-the- road sleeper tractors ordered after April 1, 2008. It is understood that the contractual width of a sleeper mattress is 34 inches when determining the 15-3/4 inches from the front of the mattress to the sleeper curtain.

All walk-in sleeper units introduced into operation after April 1, 2008 will have a minimum sleeper berth height of 65 inches from the floor to interior ceiling of the sleeper berth. It is also understood that the entrance opening into the sleeper berth area will be a minimum of 64 inches.

This will not apply to triple runs as the length

now prohibits. However, if and when it becomes legal to run walk-in sleepers on triple lanes, all new equipment ordered after that effective date will be equipped with walk- in sleeper berths.

(5)All sleeper tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with an engine and/or exhaust brake. The parties understand that a unit with an inoperable engine brake system will not be considered out of service. Repairs will be performed at the team’s home terminal at the end of that team’s tour.

(6)All sleeper tractors will be set so that the unit will continue to idle, except if (a) federal, state, or local laws or regulations require the Employer to limit or eliminate tractor idle time or (b) the unit is equipped with an auxiliary power pack that provides heat and air conditioning to the sleeper berth area.

(w)Employee will not be required to climb on unguarded trailer roofs for snow removal.

(x)At least one vent on the sleeper to open front or back.

(y)The Employer shall repair inoperable air conditioning systems on Employer city tractors within fourteen (14) days of written notification from an employee or the Local Union that the air conditioning system on a particular city tractor is inoperable.

(z)All linehaul tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with a cab filter system that is designed and available from the tractor’s manufacturer.

(aa) The Employer understands tractor interiors should be maintained in a clean condition so units are safe to operate. Concerns about the cleanliness of tractor interiors must first be raised and reviewed at the local level. In the event the parties are unable to resolve the issue locally, the parties shall refer the issue to the Employer’s V.P. or Equipment Services for resolution.

(bb) New trailer jockeys or hostling tractors put into service after the effective date of this agreement will be equipped with power mirrors on the right-hand side. Effective with ratification of this agreement, any new trailer iockeys or hostling tractors added to the fleet will be equipped with air conditioning. Any trailer jockeys or hostling tractors newly assigned to the specified states or locations below in List 1 after March 31, 2018, will be equipped with air conditioning and will be maintained in proper operating condition throughout the year. The Company will not exceed two weeks in making necessary air conditioning repairs. It shall not be a violation of this section to operate any unit while waiting for repairs.

States or locations: Alabama, Arkansas, Arizona, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, New Mexico, Nevada, Oklahoma, South Carolina, Tennessee, Texas, Long Beach, CA, Pico Rivera, CA, and San Bernardino, CA.

The Company and the union shall meet periodically to discuss the feasibility of additional locations.

(cc) New forklifts for use in the U-Pack operations purchased after July 25, 2018 will be all-terrain forklifts and have flashing strobe light and all flatbeds are to be equipped with four (4) orange cones.

(dd) Forklift seats shall have sufficient seat cushion as well as spring suspension system under the seat. Forklift seats also shall have incline and decline capability. Forklift seats should also be adjustable and able to slide back and forth. This section shall apply to forklifts order after ratification of the agreement.

(ee) Rain gear and gloves shall be available for flatbed drivers upon request.

Section 7. National Safety, Health & Equipment Committee

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Section 8.  Hazardous Materials Program

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Section 9.  Union Liability

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Section 10.  Government Required Safety & Health Reports

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Section 11.  Facilities

NO CHANGE

ARTICLE 17.    PAY PERIOD

The Joint Area Committee or the National Grievance Committee and the Employer may, by mutual agreement, waive the provisions of Local Supplements dealing with pay periods upon a satisfactory showing of necessity by the Employer, provided such waiver is not a violation of a state or federal law or regulation.

Timely Pay For Drivers

The Employer will make every effort to accommodate drivers, who are away from their home terminal at the conclusion of a pay period, to ensure that those drivers are paid on a timely basis.

Pay Period

Employees shall be paid weekly or bi-weekly in accordance with past practice. The payday for all employees shall be Friday. Pay stubs or paper checks will be available on payday at the end of the employee’s work shift.

If for reasons beyond the Employer’s control, such as weather delays, express mail failure,

etc. an employee’s paycheck does not arrive at the employee’s facility by payday, the employee will be paid on that day by station draft.

In the event of a verifiable pay shortage of seventy-five dollars ($75.00) or more, the Employer shall correct the pay shortage by direct deposit or station draft within two (2) business days (excluding Saturdays, Sundays and Holidays) following the employee notifying the Company in writing. Failure to correct as described will result in the employer paying a penalty of eight (8) hours per day for each business day (excluding Saturdays, Sundays and holidays) until corrected. Supplements or local practices providing greater protections for the employee shall prevail.

ARTICLE 18.    OTHER SERVICES

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ARTICLE 19.    POSTING

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ARTICLE 20.    UNION AND EMPLOYER COOPERATION

NO CHANGE

ARTICLE 21.    UNION ACTIVITIES

Any employee, member of the Union, acting in any official capacity whatsoever shall not be discriminated against for his/her acts as such officer of the Union so long as such acts do not interfere with the conduct of the Employer’s business, nor shall there be any discrimination against any employee because of Union membership or activities.

A Union member elected or appointed to

serve as a Union official shall be granted a leave of absence during the period of such employment, without discrimination or loss of seniority rights, and without pay.

An employee elected or appointed to serve as a government representative shall be granted a leave of absence during the period of such employment without discrimination or loss of seniority but without pay.

ARTICLE 22.    OWNER- OPERATORS

NO CHANGE

ARTICLE 23.    SEPARATION OF EMPLOYMENT

NO CHANGE

ARTICLE 24.    INSPECTION PRIVILEGES AND EMPLOYER AND EMPLOYEE IDENTIFICATION

No employee will be required to have their driver’s license reproduced in any manner except by their employer, law enforcement agencies, government facilities and facilities operating under government contracts that require such identification to enter the facility.

Authorized agents of the Union shall have access to the Employer’s establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues, and ascertaining that the Agreement is being adhered to; provided, however, there is no interruption of the firm’s working schedule.

Company representatives, if not known to the employee, shall identify themselves to employees prior to taking disciplinary action.

Safety or other company vehicles shall be identified when stopping company equipment.

The Employer agrees to supply company identification to minimize the problem of having to use their personal identification. ~~It is agreed that new ID’s will be made within a twelve (12) month period of the new contract~~Company identification will be issued upon hire and updated as needed for employees.

Employees may be required to show their driver’s license and Company identification to customers, and allow the customer to copy or otherwise reproduce their Company identification only and not the driver’s license. The Company identification will not have personal information on it such as home address or social security number.

ARTICLE 25.    SEPARABILITY AND SAVINGS CLAUSE

NO CHANGE

ARTICLE 26.    TIME SHEETS, TIME CLOCKS, VIDEO CAMERAS, AND COMPUTER TRACKING DEVICES

Section 1. Time Sheets and Time Clocks

In over-the-road or line operations, the Employer shall provide and require the employee to keep a time sheet or trip card showing the arrival and departure at terminal and intermediate stops and cause and duration of all delays, time spent loading and unloading, and same shall be turned in at the end of each trip. Upon conversion to electronic time keeping devices, including Electronic Time clocks (ETC), Electronic

Logging Devices (ELD) or other devices developed, over-the-road employees shall be required to use the electronic devices to show beginning of tour, departure, arrival, intermediate stops, delays, time spent loading or unloading, all work performed during a tour of duty and end of tour as instructed by the Employer. Employees shall have access to payroll information entered electronically. Employees shall be trained on the use of electronic time keeping devices and nothing in this provision shall reduce any paid for time.

Employees shall punch their own timecards. Employees shall scan their own Identification Badges in lieu of timecards when an Electronic Time Clock (ETC) is used.

The Employer shall maintain sign-in and sign-out records at terminals. All road drivers must record their name, home domicile, origin, destination and arrival and/or departure times. The Employer shall make available upon the written request of a Local Union information regarding the destination of loads and/or where loads were loaded within the time limits set forth in the grievance procedure.

The Employer may substitute updated time recording equipment for timecards and time sheets. However, a paper trail shall be maintained.

The Employer may computerize the sign-in and sign-out records. However, at all times, the Union shall have reasonable access to a paper record of the sign-in and sign-out records.

Section 2.  Use of Video Cameras for Discipline and Discharge

The Employer shall not install or use video cameras in areas of the Employer's premises that violate the employee's right to privacy such as in bathrooms or places where employees change clothing or provide drug or alcohol testing specimens.

Furthermore, the Company agrees that it will not, for the purpose of monitoring or recording in cab activity, or any other purpose, use inward facing cameras, audio recorders, body sensors, or biometric technology in vehicles operated by bargaining unit employees.

In vehicles that are equipped with inward facing cameras, such equipment shall be covered or otherwise rendered inoperable and will not be used for monitoring or recording in cab activity.

Section 3.  Audio, Video and Computer Tracking Devices

The Employer may use video, still photos derived from video, electronic tracking devices and/or audio evidence to discipline an employee without corroboration by observers if the employee engages in conduct such as falsification of logs, records, claims for compensation and other documents, theft of time or property, vandalism, or physical violence for which an employee could be discharged without a warning letter. As used in this section "theft of time" shall not include inadvertent and immaterial extensions of break time and lunch periods. If the information on the video, still photos, electronic tracking devices and/or audio recording is to be utilized for any purpose in support of a disciplinary or discharge action, the Employer must provide the Local Union, prior to the hearing, an opportunity to review the evidence used by the Employer.

ARTICLE 27.    EMERGENCY REOPENING

NO CHANGE

ARTICLE 28.    SYMPATHETIC ACTION

NO CHANGE

ARTICLE 29.    SUBSTITUTE SERVICE

Section 1.  Piggyback Operations

NO CHANGE

Section 2.  Maintenance of Records

(a)Trailers piggybacked as a substitute service as provided in Section 1 are to be signed in and signed out on the regular dispatch sheet in road operations, and where there are no road operations sign-in and sign- out sheets shall be maintained at an appropriate location, including trailers taken to and from the rail yard by city employees. These sheets will be made available, upon request, to the drivers for a period of thirty (30) days. The Employer shall report in writing on a monthly basis to the Local Union at the rail origin point, or in cases where there are no drivers domiciled at the rail origin point to the Local Union at the first driver relay point affected, the number of trailers put on the rail at the rail origin point. The Employer shall also report the origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer’s yard for the rail yard. The time limits set forth in the Supplemental Agreement for filing claims based upon the monthly report shall commence to run upon the receipt of the report by the Local Union.

(b)With regard to use of substitute service as provided in Section 1, full and complete records of handling, dispatch and movement of such units system-wide shall be kept by the Employer and a report, which will include the date of all outbound rail movement, all points of origin and destination, all trailer numbers and the name of each railroad/routing, shall be sent on a quarterly basis to the office of the National Freight Director and the affected Area Regional Freight Director.

Where inspection of the records indicates that piggyback is being used as a substitute for road operations, as defined in Section 1 of this Article, over an established relay, rather than handling overflow traffic, the grievance procedure may be invoked at the appropriate Regional Joint Area Committee by the Regional Freight Coordinator or the office of the National Freight Director to provide a reasonable remedy for the improper usage of piggyback, including the revocation of the use of substitute service, for repeated violations over such relay.

(c)With regard to trailers moved on rail as an approved intermodal operations set forth in Section 3, the Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers put on the rail at the rail origin points of the approved intermodal operations. The Employer shall also report the origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer’s yard for the rail yard.

In addition, the Employer shall, on a quarterly basis, send to the office of the National Freight Director a report containing the total intermodal rail miles ~~as~~ under the same methodology as was traditionally reported on line 6 of the Bureau of Transportation Statistics (BTS) Schedule 600 annual report and the total miles under the same methodology as was traditionally ~~as~~ reported on line 7 of the BTS Schedule 600 annual report.

(d)With regard to the use of a ~~Preferred Company~~PTS carrier as provided in Section 6, the Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers tendered to any ~~Preferred Company~~PTS carrier. The Employer also shall report the origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer’s yard.

In addition, the Employer shall, on a quarterly basis, send to the office of the National Freight Director a report containing the total number of miles the Employer utilized any ~~Preferred Company~~PTS carrier consistent with the requirements of Article 29, Section 6.

Section 3.  Intermodal Service

(a)The parties recognize that in 1991, Congress passed the Intermodal Surface Transportation Efficiency Act of 1991 and declared the policy of the United States to be one of promoting the development of a national intermodal transportation system consisting of all forms of transportation in a unified, interconnected manner. The parties have, therefore, entered into this Agreement to enhance the Employer’s opportunities to secure the benefits which flow from this national policy of encouraging intermodal transportation, including long-term stable and secure employment. At the same time, the parties recognize the need to minimize and provide for the impact which intermodal operations may have on certain employees covered by this Agreement.

(b)	Use of Intermodal Service

1.Subject to the conditions set forth hereinafter, the Employer may establish a new intermodal service over the same route where the Employer has established relay runs or through runs.

Present relay or through operations may not be reduced, modified or changed in any other manner as the result of the implementation of a new intermodal service until such time as the proposed intermodal operation has been approved by the National Intermodal Committee. The Employer shall submit to the National Intermodal Committee an application for approval which shall identify the road operation(s) the intended intermodal service will reduce and/or eliminate; a list identifying the name and seniority date of each driver affected by the intended intermodal service(s); and a list by domicile of each of the road drivers openings available.

In the event the National Intermodal Committee is unable to agree on whether or not the Employer’s proposed intermodal operations meet the criteria set forth below, the proposed operation shall not be approved until such time as those issues are resolved. This provision shall not be utilized as a method to delay and/or deny a proposed intermodal operation when the criteria set forth below have been clearly satisfied.

(a)There shall be no more than two (2) intermodal changes approved during the term of this Agreement; and

(b)No more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 1998 shall be affected by the intermodal changes approved during the term of this Agreement.

In the event a proposed intermodal operation also includes the transfer of work that is subject to the provisions of Article 8, Section 6, the proposed intermodal operations and the transfer of work subject to Article 8, Section 6, may be heard by a combined National Intermodal/Change of Operations Committee on a joint record, and the seniority rights of all affected employees shall be determined by Article 29, Section 3 95 such Committee, which shall have the authority granted in Article 8, Section 6(g).

2.An approved intermodal operation that provides service over established relay and/or through operations shall include protection for all bid drivers during each dispatch day and all extra board drivers during each dispatch week at each of the affected domiciles.

For purposes of determining the weekly protection for extra board drivers, the affected driver’s average weekly earnings during the previous four (4) week period in which the driver had normal earnings shall be considered the weekly protection when violations occur.

3.When transporting any shipment by intermodal service within the Employer’s terminal network, the Employer shall utilize its drivers subject to the applicable respective area supplemental agreements to pickup such shipments from the shipper at point of origin and/or the Employer’s terminal and deliver them to the applicable intermodal exchange point. The Employer also shall use its drivers to deliver intermodal shipments to the consignee or the Employer’s terminal. A driver may be required to drive through other terminal service areas to the intermodal exchange point to pickup and deliver intermodal shipments without penalty.

4.Total intermodal rail miles using the same methodology included on line 303 of Schedule 300 of the BTS Annual Report shall not exceed 24~~28~~ percent (total combined rail and PTS) of the Employer’s total miles as reported ~~on line 301 of Schedule 300 of the BTS Annual Report~~ during any calendar year. In the event intermodal rail miles exceed this 24~~28~~ percent maximum, the Employer shall be required to remove an appropriate amount of freight from the rail and add a corresponding number of drivers at each affected domicile. ~~Effective for Calendar Year 2005 and thereafter, the maximum amount of rail miles as a percent of total miles as calculated above will be reduced from 28% to 26%. Subject to the provisions of Section 6 of the Article, total intermodal rail miles included on line 303 of Schedule 300 of the BTS Annual Report shall not exceed 24 percent of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year. In the event intermodal rail miles exceed this 24% maximum, the Employer shall be required to remove an appropriate amount of freight from the rail and add a corresponding number of drivers at each affected domicile.~~

~~The parties recognize that the current shipping markets demand expedited delivery~~

~~of freight in a manner that may not be accomplished by hauling certain freight by rail. These market demands create a need to reduce the amount of freight hauled by rail and to use alternative methods of substitute service. As contemplated by Article 20, Section 4, new business opportunities may be pursued that promote new Teamster job opportunities while protecting existing Teamster jobs, benefits, and working conditions. With these facts in mind, the rail miles as a percentage of total miles will be reduced as follows: effective Calendar Year 2010, the maximum amount of rail miles as a percentage of total miles as calculated above will be reduced from 24% to 21.5%. Effective Calendar Year 2011, the maximum amount of rail miles as a percentage of total miles as calculated above will be reduced from 21.5% to 21%. Effective Calendar Year 2012, the maximum amount of rail miles as a percentage of total miles as calculated above will be reduced from 21% to 19%. The reduction in rail miles during the term of this Agreement is subject to the provisions of Article 29, Section 6.~~

The National Intermodal Committee shall establish rules and guidelines that will allow the Union the opportunity to verify and audit the Employer’s ~~BTS rail~~ reports. In the event the Union establishes through the grievance procedure that an Employer has falsified the BTS reports in order to increase the maximum amount of intermodal rail miles permitted under this Article, the remedy for such a violation shall include a cessation of the Employer’s affected intermodal service until such time as the issue has been resolved to the satisfaction of the Union.

In the event the BTS rail and/or line haul miles reporting requirements are modified and/or eliminated, the parties will meet to develop a substitute reporting procedure consistent with those of the BTS.

(c)	Job Protection for Current Road Drivers

1.Rail operations that are subject to the provisions of Section 1(b) above shall not result in the layoff or involuntary transfer of any driver at any affected road driver domicile.

2.During the term of this Agreement, the Employer shall be permitted no more than two (2) Intermodal Changes whereby the Employer may reduce and/or eliminate existing road operation(s) through the use of intermodal service. It is specifically agreed that a total of no more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 2003, shall be affected by the Intermodal Changes during the term of this Agreement.

Any road driver who is adversely affected by an approved Intermodal Operation and would thereby be subject to layoff, or who is on layoff at an affected domicile at the time an Intermodal Operation is approved, shall be offered work opportunity at other road driver domiciles within the Employer’s system. The Employer shall include in its proposed Intermodal Operations specific facts that adequately support the Employer’s claims that there will be sufficient freight to support the work opportunities the Employer proposes at each gaining domicile. In the event there is more than one (1) domicile involved, the drivers adversely affected shall be dovetailed on a master seniority list and an opportunity to relocate shall be offered on a seniority basis, subject to the provisions of Article 8, Section 6. The “hold” procedures set forth in Article 8, Section 6 of the ABF NMFA shall be applicable. Where the source of the proposed work opportunity is presently being performed by bargaining unit employees over the road, the Employer shall be required to make reasonable efforts to fill the offered positions as set forth in Article 8, Section 6(d)(6).

Drivers who relocate under this provision shall be dovetailed on the applicable seniority list at the domicile they bid into. Health & welfare and pension contributions shall be remitted in accordance with the provisions of Article 8, Section 6(a) and moving and lodging shall be paid in accordance with

Article 8, Section 6(c) of the ABF NMFA.

It is understood and agreed that the intent of this provision is to provide the maximum job security possible to those drivers affected by the use of intermodal service. Therefore, the number of drivers on the affected seniority lists at rail origin points at the time an intermodal change becomes effective shall not be reduced during the term of this Agreement other than as may be provided in subsequent changes of operations. Drivers on the affected seniority lists at gaining domiciles at the time an intermodal change becomes effective, shall not be permanently laid off during the term of this Agreement.

The senior driver voluntarily laid off at an intermodal losing domicile will be restored to the active board each time foreign drivers or casuals (where applicable) make ten (10) trips (tours of duty) within any thirty (30) calendar day period on a primary run of such domicile, not affected by a Change of Operations.

For the purposes of this Section, short-term layoffs (1) that coincide with normal seasonal freight flow reductions that are experienced on a regional basis and that include a reduction in rail freight that corresponds to the reduction in truck traffic, or (2) that are incidental day-to-day layoffs due to reasons such as adverse weather conditions and holiday scheduling, shall not be considered as a permanent layoff. Layoffs created by a documented loss of a customer shall not exceed thirty (30) days. Any layoff for reasons other than as described above shall be considered as a permanent layoff. The Employer shall have the burden of proving that a layoff is not permanent.

In order to ensure that the work opportunities of the drivers at the gaining domiciles are not adversely affected by the redomiciling of drivers, the bottom twenty-five percent (25%) of the drivers at a gaining domicile shall not have their earnings reduced below an average weekly earnings of one thousand dollars ($1,000) ~~eight hundred and fifty~~

~~dollars ($850)~~. This one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee shall not start until the fourth (4th) week following the implementation of the approved Intermodal Change of Operation.

It is not the intent of this provision to establish a one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ per week as an artificial base wage but rather a minimum guarantee. This provision shall not preclude the short-term layoffs as defined above. The Employer shall have the burden of proving that drivers at the gaining domiciles have not had their work opportunities adversely affected by the redomiciling of drivers.

The one thousand dollars ($1,000)~~eight hundred and fifty dollar ($850)~~ average wage guarantee shall be determined based on the average four (4) weeks earnings of each active protected driver on the bottom twenty- five percent (25%) of the seniority roster. When the earnings of any active protected driver in the bottom twenty-five percent (25%) of the seniority roster totals less than ~~three thousand four hundred ($3,400)~~four thousand dollars ($4,000 during each four

(4) week period, the driver shall be compensated for the difference between actual earnings and four thousand dollars ($4,000) ~~three thousand four hundred ($3,400)~~.

The four (4) week average shall be calculated each week on a “rolling” basis. A “rolling” four (4) week period is defined as a base week and the previous three consecutive weeks. Where the Employer makes a payment to an employee to fulfill the guarantee, the amount paid shall be added to the employee’s earnings for the base week of the applicable four (4) week period and shall be included in the calculations for subsequent four (4) week “rolling” periods to determine whether any further guarantee payments to the employee are due.

Time not worked shall be credited to drivers for purposes of computing earnings in the following instances:

a.Where a driver is offered a work opportunity that the driver has a contractual obligation to accept, and the driver elects not to accept such work, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee.

No driver shall be penalized by having contractual earned time off credited for purposes of determining the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee. However, where a driver takes earned time off in excess of forty-eight (48) hours during any work week, that work week shall be excluded from the rolling four (4) week period used to determine the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee.

b.Where a driver uses a contractual provision to refuse or defer work so as to knowingly avoid legitimate work opportunity and therefore abuse the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee.

Nothing in this subsection applies to or shall be construed to limit claims by any driver on the seniority roster at a gaining domicile alleging that the driver’s work opportunity was adversely affected following the implementation of the Intermodal Change of Operations because of the Employer’s failure to provide adequate work opportunities for existing and redomiciled drivers. However, after the point that the Employer has provided adequate work opportunities for protected drivers (existing and redomiciled), the wage protection for active drivers in the bottom twenty-five percent (25%) of the seniority roster shall be limited to the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ guarantee.

As soon as a factual determination has been made that a driver in the bottom twenty-five percent (25%) of the seniority roster is entitled to the one thousand dollars ($1,000) ~~eight hundred and fifty dollar ($850)~~ average wage guarantee, the driver’s claim shall be paid. All other types of claims that the driver’s work opportunities have been adversely affected shall be held in abeyance until determined through the intermodal grievance procedure.

Section 4.  National Intermodal Committee

NO CHANGE

Section 5.

NO CHANGE

~~MEMORANDUM OF UNDERSTANDING - PURCHASED TRANSPORTATION~~

Section 6. Purchased Transportation

The undersigned parties have reached agreement regarding Purchased Transportation Service (PTS) and outline the following understandings with reference to the operation/employee protection of this ~~MOU~~Section. This ~~MOU~~Section is intended to permit a limited use of PTS for over-the- road transportation only. Nothing in this ~~MOU~~Section is intended to permit the use of PTS for any other operation (i.e. P & D, Local Cartage, current intermodal, drayage, or shuttle operations etc.). Article 29 of the ABF NMFA remains in effect except as specifically provided for in this Section~~Memorandum of Understanding~~.

Any disputes regarding PTS will be referred to  the  ABF  National  PTS  Committee consisting of an equal number of representatives from the Union and the Company for resolution. Any failures to resolve the dispute will be referred to the National Grievance Committee.

1)

All ~~active~~ road drivers ~~as of the date of ratification of the ABF NMFA commencing in 2018~~ will be protected ~~by red circle name~~ from layoff directly caused by the use of purchased transportation. ~~per the attached seniority lists as of the date of ratification. For the remainder of the agreement, red circle protection will be extended by name on a one (1) for two (2) basis for road drivers hired after the date of ratification to replace red circle drivers that retire, quit, or are terminated. This protection does not apply to a road driver who has been offered but declined a transfer pursuant to any Change of Operations.~~

2)

~~Red circle p~~Protection will apply to drivers at locations with single line seniority if they transfer to the road board from the local cartage board, ~~as long as their seniority date is prior to the date of ratification of this agreement..~~

3)

For locations with separate seniority lists that have transferability from local cartage to the road board provided for in an existing supplemental agreement, ~~red circle~~ protection will apply based on their bidding seniority date and the supplemental seniority application. ~~Red circle protection will not apply if the applicable seniority date per the supplemental provisions is after the date of ratification of the current agreement.~~

4)	Notwithstanding anything in the ABF NMFA to the contrary, the Employer shall be permitted to utilize companies for over-the-road purchased transportation substitute service. The maximum amount of over-the-road purchased transportation shall be limited to 5% (for the length of this agreement), of the Employer’s total miles ~~as~~ under the same methodology as was traditionally reported on line 301 of Schedule 300 of the DOT/FMCSA Annual Report during any calendar year. In conjunction with using over-the-road purchase transportation providers, the Company’s total combined intermodal rail miles and purchased transportation miles shall not exceed 24% of the Company’s total miles during any calendar year.

5)

It is agreed that any purchased transportation provider utilized under this Section~~MOU~~ shall be permitted to only make pick-ups at an ABF customer, and drop and pickup trailers at the Employer’s terminal locations, but shall be required to do so in areas of the terminal specifically designated for such exchange. Freight picked up at a customer location by purchased transportation shall be delivered to the nearest ABF facility(s) that can effectuate the efficient integration of the product into the ABF system.

6)

If a ~~red-circled~~ driver is available (which includes the two (2)-hour period of time prior to end of his/her rest period) at point of origin when the trailer leaves the terminal or customer yard via purchased transportation, such driver’s runaround compensation shall start from the time the trailer leaves the yard. Available ~~red-circled~~ drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin. If the Employer does not have an over- the-road domicile at the point of origin, the Employer shall protect the ~~red-circled~~ employees against runaround of the available drivers at the first relay point over which the freight would normally move had it not been placed on purchased transportation. Available ~~red- circled~~ drivers at relay points shall be protected against runaround if a violation occurred at the first relay point. Runaround protection will be equal to the number of PTS drivers used; i.e. for each PTS used one aggrieved driver will be protected regardless of the dispatch system used at the affected terminal.

7)

In the event a Union carrier becomes available to the Company and said carrier is cost competitive and equally qualified, the Company will give such carrier first and preferred opportunity to bid on purchased transportation business. The Employer shall provide to TNFINC an up-to-date list of purchased transportation providers utilized within thirty (30) days of the end of each calendar quarter. In the event a PTS provider repeatedly violates the conditions established under this Section~~MOU~~ the Union shall have the ability to remove the carrier from future PTS utilization.

8)

The Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers tendered to any purchased transportation provider. The Employer also shall report the carrier’s name (including DOT number), origin, destination, trailer/load number, tractor number, trailer weight and the time the trailer/load leaves the Employer’s yard. In addition, the Employer shall, on a quarterly basis, unless otherwise required, send to the office of the National Freight Director a report containing all of the above indicated information in addition to the total number of miles the Employer utilized with purchased transportation, inclusive of the type of PTS utilized, including whether the purpose was for avoiding empty miles, overflow or one-time business opportunities such as product launches.

9)All new business opportunities (such as product launches) and purchased transportation to avoid empties shall count toward the maximum amount of purchased transportation. In the event of product launches, the Company will notify TNFINC within twenty-four (24) hours of being awarded the business and will provide an overview of the PTS service being utilized in the business opportunity. In the event it is necessary to temporarily exceed the limits outlined in this agreement to further accommodate a business opportunity, such request shall be made directly to TNFINC.

10)

To preserve and/or grow existing road boards, each time the Company uses purchased transportation providers out of the same terminal and/or to run over the top of linehaul domicile terminal locations and/or relay domiciles, said dispatches shall be counted as supplemental or replacement runs, as applicable, for purposes of calculating the requirement to add new employees to the road board. The formula for recalling or adding employees to the affected road board shall be thirty (30) supplemental runs in a sixty (60) day period. The only two exceptions to this condition are (a) one-time business opportunities (such as product launches), and (b) runs to avoid empties.

11)

On a monthly basis and until as otherwise agreed to, the Company will identify by name and number all dispatch and/or manifest lanes that have been identified as and designated as “empty lanes” eligible for PTS to include the number and percentage of empty miles currently on the two-way traffic lane. Such business and operational information as required by this Section~~MOU~~ shall be provided to the National Freight Division on a confidential basis and will only be reviewed by TNFINC to ensure compliance with the provisions of this Section~~MOU~~.

12)	All purchased transportation carriers shall sign-in/sign-out when arriving or departing from service centers.
(13)

Regardless of any additional restrictions on the use of PTS, the Company shall not use PTS out of any location if any road drivers at that location are on layoff or not receiving the equivalent of a forty (40) hour guarantee in that location.

14)	In locations where the Company is using PTS and/or rail, the Company shall continue hiring efforts for road drivers as provided for in paragraph 10 above.

ARTICLE 30.    JURISDICTIONAL DISPUTES

NO CHANGE

ARTICLE 31.    SINGLE EMPLOYER, MULTI-UNION UNIT

NO CHANGE

ARTICLE 32.    SUBCONTRACTING

NO CHANGE

ARTICLE 33.    WAGES, CASUAL RATES, PREMIUMS AND COST-

OF-LIVING (COLA)

*SEE NATIONAL ECONOMIC SETTLEMENT*

1.  General Wage Adjustments: All Regular Employees

All regular employees subject to this Agreement will receive the following general wage adjustments:

a.Effective July 1, ~~2018~~2023: +$~~0.30~~$3.50 per hour on all hourly rates +~~0.750~~08.75 cents per mile on all mileage rates

b.Effective July 1, ~~2019~~2024: +$~~0.35~~0.75 per hour on all hourly rates +~~0.875~~01.875 cents per mile on all mileage rates

c.Effective July 1, ~~2020~~2025: +$~~0.35~~0.75 per hour on all hourly rates +~~0.875~~01.875 cents per mile on all mileage rates

d.Effective July 1, ~~2021~~2026: +$~~0.35~~0.75 per hour on all hourly rates +~~0.875~~01.875 cents per mile on all mileage rates

e.Effective July 1, ~~2022~~2027: +$~~0.35~~0.75 per hour on all hourly rates +~~0.875~~01.875 cents per mile on all mileage rates

No employee shall suffer a reduction in a wage rate as a result of this agreement.

All regular employees still in the New Hire Progression on the effective dates of this Agreement shall receive the appropriate percentage adjustment.

2.  Casual Rates

(a) City and Combination Casuals

Hourly rates for city and combination casuals (CDL required) shall increase by 85% of the general wage increase for regular employees on the dates shown in Section 1 of this

Article.

(b) Dock Only Casuals

Effective July 1, ~~2018~~2023, the hourly rate for dock only casuals will increase to $~~16.25~~17.50.

Effective July 1, ~~2019~~2024, the hourly rate for dock only casuals will increase to $~~16.50~~17.70.

Effective July 1, ~~2020~~2025, the hourly rate for dock only casuals will increase to $~~16.75~~18.00.

Effective July 1, ~~2021~~2026, the hourly rate for dock only casuals will increase to $~~17.00~~18.25.

Effective July 1, ~~2022~~2027, the hourly rate for dock only casuals will increase to $~~17.25~~18.50.

3.  Utility Employee and Sleeper Team Premiums

(a)Effective April 1, 2008 and in the event Employer subject to this Agreement utilizes the Utility Employee classification, each Utility Employee shall receive an hourly premium of $1.00 per hour over the highest rate the Employer pays to local cartage drivers under the Supplemental Agreement covering the Utility Employee’s home domicile. A Utility Employee in progression shall receive the hourly premium in addition to the Utility Employee’s progression rate.

(b)Effective April 1, 2003, the Sleeper Team Premium will be a minimum of 2 cents per mile over and above the applicable single man rates in each Supplemental Agreement.

4.  Cost of Living Adjustment Clause

All regular employees shall be covered by the provisions of a cost-of-living allowance as set forth in this Article.

The amount of the cost-of-living allowance shall be determined as provided below on the basis of the Consumer Price Index for Urban  Wage Earners and Clerical Workers, CPI-W (Revised Series Using 1982-84 Expenditure

Patterns). All Items published by the Bureau of Labor Statistics, U.S. Department of Labor and referred to herein as the Index.

Effective ~~July 1, 2019~~July 1, 2024, and every July 1 thereafter during the life of the Agreement, a cost-of-living allowance will be calculated on the basis of the difference between the Index for ~~January, 2018~~April 2023, (published ~~February, 2018~~May 2023) and the index for ~~January, 2019~~April 2024 (published ~~February, 2019~~May 2024) with a similar calculation for every year thereafter, as follows:

For every 0.2 point increase in the Index over and above the base (prior year’s) Index plus 3.5%, there will be a 1 cent increase in the hourly wage rates payable on July 1, ~~2019~~2024, and every July 1 thereafter. These increases shall only be payable if they equal a minimum of five cents ($.05) in a year. ~~In no case shall the cost-of living-allowance be more than five (5) cents in any given year.~~There shall be no cap on the COLA.

All cost-of-living allowances paid under this Agreement will become and remain a fixed part of the base wage rate for all job classifications. A decline in the Index shall not result in the reduction of classification base wage rates.

Mileage paid employees will receive cost-of- living allowances on the basis of .25 mills per mile for each 1 cent increase in hourly wages.

In the event the appropriate Index figure is not issued before the effective date of the cost-of-living adjustment, the cost-of-living adjustment that is required will be made at the beginning of the first (1st) pay period after the receipt of the Index.

In the event that the Index shall be revised or discontinued and in the event the Bureau of Labor Statistics, U.S. Department of Labor, does not issue information which would enable the Employer and the Union to know what the Index would have been had it not been  revised  or  discontinued,  then  the

Employer and the Union will meet, negotiate, and agree upon an appropriate substitute for the Index. Upon the failure of the parties to agree within sixty (60) days, thereafter, the issue of an appropriate substitute shall be submitted to an arbitrator for determination. The arbitrator’s decision shall be final and binding.

5.	Education and Training

NO CHANGE

ARTICLE 34. GARNISHMENTS

INTENTIONALLY LEFT BLANK

ARTICLE 35.

Section 1. Employee’s Bail

NO CHANGE

Section 2. Suspension or Revocation of License

NO CHANGE

Section 3. Drug Testing [UPDATE PER DOT MANDATES]

NO CHANGE

Section 4. Alcohol Testing

NO CHANGE

ARTICLE 36. NEW ENTRY (NEW HIRE) RATES

*SEE NATIONAL ECONOMIC SETTLEMENT*

Full-Time New Hire Wage Progression and Casual Rates

A.CDL Qualified Driver or Mechanics Effective ~~April 1, 2013~~July 1, 2023, all regular employees hired on or after that date and employees who are in progression shall receive the following hourly and/or mileage rates of pay:

(a)Effective first (1st) day of employment - ninety percent (90%) of the top rate.

(b)Effective first (1st) day of employment plus one (1) year – one hundred percent (100%) of the top rate.

B.Non-CDL Qualified Employees Effective ~~April 1, 2013~~July 1, 2023, all non- CDL qualified employees (excluding mechanics) hired will be subject to the following new hire progression:

(a)  Effective first (1st) day of employment - seventy percent (70%) of the top rate.

(b)  Effective first (1st) day of employment plus one (1) year - seventy five percent (75%) of the top rate.

(c)  Effective first (1st) day of employment plus two (2) years - eighty percent (80%) of the top rate.

(d)  Effective first (1st) day of employment plus three (3) years – ~~ninety~~eighty-five percent (~~90~~85%) of the top rate.

(e)  Effective first (1st) day of employment plus four (4) years – ~~one hundred~~ninety percent (~~100~~90%) of the top rate.

(f)  Effective first (1st) day of employment plus five (5) years – one hundred percent (100%) of the top rate.

~~The above rates shall not apply to casual employees. The term “top rate” is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.~~

All current (on seniority list June 30, 2023 or earlier) non-CDL regular employees subject to this agreement as of July 1,

2023 shall continue in progression as provided in the modified progression schedule below. Provided however, that no regular Non-CDL employee in progression shall be paid less than the new hire non-CDL rate provided for in (c) below.

C. Modified Progression Schedule for Non-CDL employees hired June 30, 2023 or earlier:

First day of employment up to two (2) years - 80% of top rate

First day of employment plus three (3) years - 90% of top rate

First day of employment plus four (4) years -100% of top rate

The above rates shall not apply to casual employees. The term “top rate” is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.

D. The parties agree that there are unique high cost of living areas within the Country that may require higher wage rates to attract, hire and retain employees. With the approval of TNFINC, the Employer shall have the ability to increase the applicable wage rate by classification at individual locations if the Employer determines in its discretion that doing so is necessary to attract and retain qualified employees. In the event the Employer decides to exercise this option, it shall provide advance notice to TNFINC in writing.

ARTICLE 37.   NON- DISCRIMINATION

NO CHANGE

ARTICLE 38.

Section 1. Sick Leave

Effective ~~April 1, 2018~~January 1, 2024 and thereafter, all Supplemental Agreements shall provide for a minimum of ~~five (5~~seven (7) days or ~~forty (40~~fifty-six (56) hours of sick leave per contract year. The Employer agrees to comply with all Federal, State or Local laws with regards to paid sick leave including exemptions for bargaining agreements.

Sick leave not used by December 31 of any contract year will be paid no later than the third Friday of January at the applicable hourly rate in existence on that date. Each day of sick leave will be paid for on the basis of a minimum of eight (8) hours straight-time pay or whatever the normal daily work schedule is (e.g. 10 hours if the employee is on a 10 hour schedule up to a maximum of ~~forty (40~~fifty-six (56) hours at the applicable hourly rate).

Sick leave will be paid to eligible employees beginning on the first (1st) working day of absence.

The accrual and cash out dates for sick leave will be~~move from April 1 to~~ January 1 annually.

~~The additional sick leave days referred to above shall also be included in those Supplements containing sick leave provisions prior to April 1, 1976. The National Negotiating Committees may develop rules and regulations to apply to sick leave provisions negotiated in the 1976 Agreement and amended in this Agreement uniformly to the Supplements. The Committee shall not establish rules and regulations for sick leave programs in existence on March 31, 1976.~~

Section 2. Jury Duty

Effective ~~April 1, 2003~~July 1, 2023, all regular employees called for jury duty will receive the difference between eight (8) hours pay at the applicable hourly wage and actual payment received for jury service for each day of jury duty to a maximum of fifteen (15) days pay for each contract year.

When such employees report for jury service on a scheduled workday, they will not unreasonably be required to report for work that particular day.

Time spent on jury service will be considered time worked for purposes of Employer contributions to health & welfare and pension plans, vacation eligibility and payment, holidays and seniority, in accordance with the applicable provisions of the Supplemental Agreements to a maximum of fifteen (15) days for each contract year.

Employees, who have been selected to serve on a jury, including those selected as an alternate jury member and who are scheduled to work shifts beginning after 4:00 p.m., will be given the option of working either the day their jury duty begins or the day following the day their jury duty begins and thereafter shall not be required to work on any day in which the jury is in session.

Section 3. Family and Medical Leave Act

All employees who worked for the Employer for a minimum of twelve (12) months and worked at least 1250 hours during the past twelve (12) months are eligible for unpaid leave as set forth in the Family and Medical Leave Act of 1993 (FMLA).

The Company shall construe the FMLA to apply to all work locations covered by this agreement regardless of the number of employees at such work locations even if the number of employees at any one work location falls below the threshold set forth in the FMLA.

Eligible employees are entitled to up to a total of 12 weeks of unpaid leave during any twelve (12) month period for the following reasons:

1.Birth or adoption of a child or the placement of a child for foster care;

2.To care for a spouse, child or parent of the employee due to a serious health condition;

3.	A serious health condition of the employee.

The employee’s seniority rights shall continue as if the employee had not taken leave under this Section, and the Employer will maintain health insurance coverage during the period of the leave.

The Employer may require the employee to substitute accrued paid vacation or other paid leave for part of the twelve (12) week leave period.

The employee is required to provide the Employer with at least thirty (30) days advance notice before FMLA leave begins if the need for leave is foreseeable. If the leave is not foreseeable, the employee is required to give notice as soon as practicable. The Employer has the right to require medical certification of a need for leave under this Act. In addition, the Employer has the right to require a second (2nd) opinion at the Employer’s expense. If the second opinion conflicts with the initial certification, a third opinion from a health care provider selected by the first and second opinion health care providers, at the Employer’s expense may be sought, which shall be final and binding. Failure to provide certification shall cause any leave taken to be treated as an unexcused absence.

As a condition of returning to work, an employee who has taken leave due to his/her own serious health condition must be medically qualified to perform the functions of his/her job. In cases where employees fail to return to work, the provisions of the applicable Supplemental Agreement will apply.

It is specifically understood that an employee

will not be required to repay any of the contributions for his/her health insurance during FMLA leave. No employee will be disciplined for requesting or taking FMLA leave under the contract absent fraud, misrepresentation, or dishonesty.

Disputes arising under this provision shall be subject to the grievance procedure.

The provisions of this Section are in response to the federal FMLA and shall not supersede any state or local law which provides for greater employee rights.

The Employer may not force an employee to use pre-scheduled vacation time as FMLA leave, provided the vacation involved was prescheduled in accordance with the applicable supplemental agreement. The Employer may not force an employee to take the last unscheduled week of vacation as FMLA leave.

The Employer may not force an employee who has taken separate hours of unpaid leave for medical reasons to substitute those hours as accrued leave under the FMLA.

The Employer may not force an employee to substitute accrued leave for FMLA leave if the employee is receiving supplemental loss-of- time disability benefits from a benefit plan under the Agreement.

ARTICLE 39. DURATION

Section 1.

This Agreement shall be in full force and effect from ~~April 1, 2018~~July 1, 2023 to and including June 30, ~~2023~~2028, and shall continue from year to year thereafter unless written notice of desire to cancel or terminate this Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

When notice of cancellation or termination is given under this Section, the Employer and the Union shall continue to observe all terms of this Agreement until impasse is reached in negotiations, or until either the Employer or the Union exercise their rights under Section 3 of this Article.

Section 2.

Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to June 30, ~~2023~~2028 or June 30th of any subsequent contract year, advising that such party desires to revise or change terms or conditions of such Agreement.

Section 3.

The Teamsters National Freight Industry Negotiating Committee, as representative of the Local Unions or the signatory Employer or the authorizing Employer Associations, shall each have the right to unilaterally determine when to engage in economic recourse (strike or lockout) on or after July 1, ~~2023~~2028, unless agreed to the contrary.

Section 4.

Revisions agreed upon or ordered shall be effective as of June 30, ~~2023~~2028 or June 30th of any subsequent contract year.

Section 5.

NO CHANGE

Section 6.

NO CHANGE

IN WITNESS WHEREOF the parties hereto have set their hands and seals this day of   ,~~2018~~2023 to be effective ~~April 1, 2018~~July 1, 2023, except as to those areas where it has been otherwise agreed between the parties.

TEAMSTERS NATIONAL ABF NEGOTIATING COMMITTEE

Sean M. O’Brien, Chairman John A. Murphy, Co-Chairman

ABF NATIONAL NEGOTIATING COMMITTEE

Tony Nations, Chairman

ADDENDUM A

Work Day/work week

NO CHANGE

ADDENDUM B

Break Time

NO CHANGE

ADDENDUM C

Work Across Classifications

NO CHANGE

ADDENDUM D

(Excerpt from National Economic Settlement)

Health & Welfare and Pension Plans

a. The Company shall continue to contribute to the same Health and Welfare and Pension Funds it was contributing to as of ~~March 1, 2018~~June 30, 2023 and abide by each Fund’s rules and regulations. The Company shall execute all documents and participation agreements required by each Fund to maintain participation. The Company shall continue to contribute at the rates required as of ~~March 31, 2018~~ June 30, 2023 ~~as determined by the applicable Fund~~.

a)

b. Health and Welfare Contribution Increases: ~~Effective August 1, 2018 and each August 1 thereafter during the life of the agreement, the Company shall increase its contribution by the amount determined by the Funds, as being necessary to maintain benefits and/or comply with legally mandated benefit levels, not to exceed an increase of up to $0.50 per hour (or weekly/monthly equivalent) per year. Once a Fund issues a determination that an increase is reasonably necessary to maintain benefits in a given year, the increase shall become due and owing upon written notice from the Fund to the Company, provided the combined Health and Welfare increase does not exceed $0.50 per hour. The Article 20 approval process is no longer required. If the Company refuses to honor a request for an increase from the applicable Fund, the matter shall proceed directly to the National Grievance Committee for consideration. If the National Grievance Committee deadlocks, the request of the Fund shall prevail and be honored by the Company. Failure to comply within seventy-two (72) hours shall constitute an immediate delinquency.~~ Effective 2023 (on the date previously established by the parties for payment of increases for the applicable funds but no later than August 1 of each year) the company shall also contribute an additional $0.83 per hour to be split between the applicable health and welfare and pension funds as determined by the Union Supplemental negotiating committee. For 2024 the increase shall be $0.63 per hour; for 2025 the increase shall be $0.80 per hour; for 2026 the increase shall be $0.99 per hour and for 2027 the increase shall be $1.21per hour.

~~For the following funds, however, the following fixed guaranteed contribution rate increases shall apply:~~

~~Central States Health – Teamcare Western Teamsters Welfare Trust (WTWT)~~

~~Central Pennsylvania Health Plan~~

~~Local 710 Health Plan~~

~~Local 705 Health Plan~~

~~Local 179 Health Plan~~

~~Local 673 Health Plan~~

~~August 1, 2018 – increase $0.39 per hour~~

~~August 1, 2019 – increase $0.40 per hour~~

~~August 1, 2020 – increase $0.42 per hour~~

~~August 1, 2021 – increase $0.50 per hour~~

~~August 1, 2022 – increase $0.50 per hour~~

(c) Monthly, daily and/or hourly contributions shall be converted from the hourly contributions in accordance with past practice.

~~The trigger in all Supplements for qualifying for a week’s health and welfare contribution will remain three days, except for supplements that have a longer requirement. Those Supplements on an hourly contribution will continue their respective practices. The trigger for the obligation to make health & welfare contributions in Supplements that provide for a monthly-based contribution shall remain the same.~~

The trigger in all Supplements for qualifying for a week's health and welfare contribution will remain the same as under the 2018-2023 Agreement. Those Supplements on an hourly contribution will continue with their respective practices. The trigger for the obligation to make health and welfare contributions in the Supplements that provide for a monthly based contribution shall remain the same.

The "one-punch" rule for pension contributions in the Chicago area pension funds shall continue to apply where such rule applied as of March 31, 2023.

If any Pension Fund rejects this agreement because of the Company's level of contributions or otherwise refused to accept the contribution rate and terminates the Company's participation in the Fund, the Company shall make contributions to the Teamsters National 401(k) Savings Plan in the amount of seven dollars and fifty cents ($7.50) per hour on behalf of the employees in the area covered by the Pension Fund.

Such amount shall be immediately 100% vested for the benefit of the employee. If a withdrawal event occurs for any other reason, Article 27's reopener shall apply {including the right to take economic action).

The Company will not seek to withdraw from any Pension Fund to which it contributed to under the 2018-23 ABF NMFA.

c.~~Pension Funds/Rates: All Pension contribution rates shall be frozen at those rates required by the applicable Pension Fund as of March 31, 2018 for the duration of this agreement. Neither the Company nor any Pension Fund is permitted to require contributions or payments of any assessments, co-pays, fees or surcharges from any employee or Union entity signatory hereto as a result of the frozen rate.~~

~~The “one-punch” rule for pension contributions in the Chicago area pension funds shall apply where such rule applied prior to the 2013-18 ABF NMFA.~~

~~Reopener: If new pension legislation is enacted during the term of this agreement, Article 27’s reopener provisions shall apply.~~

~~If any Pension Fund rejects this agreement because of the company’s level of contributions or otherwise refuses to accept the frozen contribution rate and terminates~~

~~the Company’s participation in the Fund, the Company shall make contributions to the Teamsters National 401(k) Savings Plan in the amount of six dollars ($6.00) per hour on behalf of the employees in the area covered by the Pension Fund. Such amount shall be immediately 100% vested for the benefit of the employee. If a withdrawal event occurs for any other reason, Article 27’s reopener provisions shall apply (including the right to take economic action).~~

~~The Company will not seek to withdraw from any Pension Fund to which it contributed under the 2013-18 ABF NMFA.~~

ADDENDUM E

Non-CDL Driving Positions

TNFINC and ABF recognize that the recruitment and retention of CDL- qualified drivers continues to be challenging, even with recent pay rate increases and ongoing recruitment efforts. As a result, the Employer in connection with their local pick-up and delivery operations frequently must rely on local cartage companies and other third parties to pick up and deliver freight. This is the case even though the use of Employer employees to perform this work is strongly preferred.

Moreover, the non-union local cartage companies and other non- union third-party carriers often do not use CDL-A drivers to perform portions of this work. The Employer and TNFINC realize that this is core bargaining unit work that, if possible, should be performed by bargaining unit personnel.

In recognition of these challenges and in an effort to recapture local pick-up and delivery work that currently is being performed by non- union third parties, the parties agree as follows:

1.The Employers may establish non- CDL Driver bids. Non-CDL Drivers may be assigned to operate box trucks (or straight trucks, vans, etc.) in the city operation that do not require the possession of a CDL license, as well as to work the dock and perform other duties as assigned.

2.Non-CDL Drivers will be paid per the applicable  supplemental agreement wage scale, including progression rates as provided for in Article 36, Section B.

3.To the extent any non-CDL qualified employee bidding into a non-CDL Driver position is at a rate that is higher than the current non- CDL Driver rate, he or she shall maintain that higher rate. Existing CDL-qualified employees shall not be eligible to bid on non-CDL Driver positions, except as otherwise provided in this Section or as otherwise mutually agreed.

a.	The earliest non-CDL driving bid shall start no earlier than the last peddle run at each service center.

4.Employees in or seeking to obtain a non-CDL Driver position shall be subject to the same motor vehicle record requirements as CDL- qualified drivers.

5.Non-CDL Drivers may not be used to substitute for or otherwise replace available CDL- qualified City or P&D Drivers in the following manner:

a.	The Employers may not utilize non-CDL Drivers at any location where there are CDL-qualified City or P&D Drivers on layoff, including daily layoff.
b.	The Employers may not deny an available CDL-qualified City or P&D Driver work on a given day without first offering him or her the opportunity to perform work normally handled by non-CDL Drivers, including through the operation of equipment that does not require a CDL license. In the event this occurs, the CDL qualified City or P&D driver shall receive his or her normal rate of pay for the shift.

c.	The Employers may not use non-CDL Drivers to avoid filling vacant CDL qualified positions or to avoid utilizing CDL-qualified drivers in the city or P&D operations.

6.Employees in Non-CDL driving positions shall not be subject to random drug/alcohol testing unless required by applicable law.

MOU to ABF NMFA

Profit Sharing Bonus

1.

If the Employer achieves a published, annual operating ratio of 93.0~~96.0~~ or below for any full calendar year during this agreement (2024~~2019~~ through 2027~~2022~~), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:

ABF Published Annual Operating Ratio	Bonus Amount
~~95.1 to 96.0~~91.1 to 93.0	1%
~~93.1 to 95.0~~89.1 to 91.0	2%
~~93.0 and~~ below 87.1 to 89.0	3%
87.0 and below	4%

2.

The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year. An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.

3.

There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP), except as required to conform to governmental regulation, for the purpose of defeating the calculation of the annual operating ratio.

~~MOU to ABF NMFA~~

Vacation Transition for Employees hired between April 1, 2013 and March 31, 2018

~~Notwithstanding any other agreements, the parties have agreed to the following understanding of the vacation transition for employees hired between April 1, 2013 and March 31, 2018.~~

~~Under the Summary of General Monetary National and all Supplemental Agreements for the period covering April 1, 2018 through June 30, 2023, the Vacation Eligibility Schedule was restored to the schedule contained in the applicable 2008 to 2013 Supplemental Agreements.~~

~~Under this schedule, regular status seniority employees hired and establishing a Vacation Anniversary Date between April 1, 2013 and March 31, 2018 will begin or have begun accruing vacation under the restored schedule beginning with the first vacation anniversary date on or after April 1, 2018. At the end of that Vacation Anniversary Accrual~~

~~Period, they will have earned two weeks of vacation time. During the transition period to the restored Vacation Eligibility Schedule under the 2018 to 2023 agreements, these employees will be permitted to take one of the two weeks of vacation time starting immediately upon ratification of the ABF NMFA, upon completion of at least one (1) year of employment and otherwise qualifying, including adherence to scheduling of vacation, under the applicable Supplemental Agreement.~~

~~The MOU does not apply to the supplemental contract areas indicated below, due to the vacation language in those supplements. Employees hired in these contract areas, during the time period indicated above, are not impacted by the restoration of the 2008 to 2013 Vacation Eligibility Schedule:~~

~~1.~~	 ~~TEAMSTERS JOINT COUNCIL 40 FREIGHT COUNCIL SUPPLEMENTAL AGREEMENT~~
~~2.~~	 ~~NEW JERSEY-NEW YORK AREA GENERAL TRUCKING SUPPLEMENTAL AGREEMENT~~
~~3.~~	 ~~NEW JERSEY-NEW YORK AREA AND LOCAL 701 SUPPLEMENTAL AGREEMENT~~
~~4.~~	 ~~JOINT COUNCIL NO. 7 BAY AREA LOCAL PICKUP AND DELIVERY SUPPLEMENTAL AGREEMENT~~

Letter of Understanding

Teamsters National Freight Industry Negotiating Committee

And

ABF Freight System, Inc.

The parties support technological advancement, recognizing that innovation is necessary to ensure an expanding economy, promote employer growth and competitiveness.

The Employer and TNFINC agree to establish  a  National  Technology

Committee to review potential technological changes in the freight industry and to discuss the potential impact of technology, training of bargaining unit employees to use new technology and new work opportunities derived from technological change.

The parties agree that for the term of the current bargaining agreement, July 1,

2023 to June 30, 2028, the Employer will not use robots, autonomous vehicles, or vehicles that transport freight without a bargaining unit driver or operator unless the parties mutually agree in writing otherwise and the use of such technology does not result in the layoff of bargaining unit employees or reduces the overall number of bargaining unit positions.

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NATIONAL ECONOMIC SETTLEMENT

ABF National Master Freight Agreement

Article 33. Wages, Benefits and Cost of Living

1.	General wage adjustments: All Regular Employees

(a) All regular employees subject to this Agreement will receive the following general wage adjustments.

Effective July 1, 2023:$3.50 per hour on all hourly rates

+08.75 cents per mile on all mileage rates

Effective July 1, 2024:+$0.75 per hour on all hourly rates

+01.875 cents per mile on all mileage rates

Effective July 1, 2025:+$0.75 per hour on all hourly rates

+01.875 cents per mile on all mileage rates

Effective July 1, 2026:+$0.75 per hour on all hourly rates

+01.875 cents per mile on all mileage rates

Effective July 1, 2027:+$0.75 per hour on all hourly rates

+01.875 cents per mile on all mileage rates

All regular employees still in the New Hire Progression on the effective dates of this agreement shall receive the appropriate percentage adjustment.

2.	Casual Wages

(a)	City and Combination Casuals

Hourly rates for city and combination casuals (CDL required) shall increase by 85% of the general wage increase for regular employees on the dates shown in Section 1 of this article.

(b)	Dock only Casuals

Effective July 1, 2023 the hourly rate for dock only casuals will increase to $17.50 hr.

Effective July 1, 2024 the hourly rate for dock only casuals will increase to $17.75 hr.

Effective July 1, 2025 the hourly rate for dock only casuals will increase to $18.00 hr.

Effective July 1, 2026 the hourly rate for dock only casuals will increase to $18.25 hr.

Effective July 1, 2027 the hourly rate for dock only casuals will increase to $18.50 hr.

Article 33, Section 3. Utility Employees and Sleeper Team Premiums - No changes,

Article 33, Section 4. Cost of Living Adjustment Clause

All regular employees shall be covered by the provisions of a cost-of-living allowance as set forth in this Article.

The amount of the cost-of-living allowance shall be determined as provided below based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, CPI-W (Revised Series Using 1982-84 Expenditure Patterns). All Items published by the Bureau

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of Labor Statistics, U.S. Department of Labor and referred to herein as the Index.

Effective July 1, 2024, and every July 1 thereafter during the life of the Agreement, a cost- of-living allowance will be calculated based on the difference between the Index for April 2023, (published May 2023) and the index for April 2024 (published May 2024) with a similar calculation for every year thereafter, as follows:

For every 0.2-point increase in the Index over and above the base (prior year's) Index plus 3.5%, there will be a 1 cent increase in the hourly wage rates payable on July 1, 2024, and every July 1 thereafter. These increases shall only be payable if they equal a minimum of five cents ($.05) in a year. There shall be no cap on the COLA.

All cost-of-living allowances paid under this Agreement will become and remain a fixed part of the base wage rate for all job classifications. A decline in the Index shall not result in the reduction of classification base wage rates.

Mileage paid employees will receive cost-of-living allowances based on .25 mills per mile for each 1 cent increase in hourly wages.

In the event the appropriate Index figure is not issued before the effective date of the cost- of-living adjustment, the cost-of-living adjustment that is required will be made at the beginning of the first {1st) pay period after the receipt of the Index. If the Index shall be revised or discontinued and in the event the Bureau of Labor Statistics, U.S. Department of Labor, does not issue information which would enable the Employer and the Union to know what the Index would have been had it not been revised or discontinued, then the Employer and the Union will meet, negotiate, and agree upon an appropriate substitute for the Index. Upon the failure of the parties to agree within sixty (60) days, thereafter, the issue of an appropriate substitute shall be submitted to an arbitrator for determination. The arbitrator's decision shall be final and binding.

Article 33, Section 5. Education and Training - NO CHANGE

Article 36. New Entry (New Hire) Rates

Full-Time New Hire Wage Progression and Casual Rates

A.CDL Qualified Driver or Mechanics Effective ~~April 1, 2013~~ July 1, 2023, all regular employees hired on or after that date and employees who are in progression shall receive the following hourly and/or mileage rates of pay:

(a)	Effective first (1st) day of employment - ninety percent (90%) of the top rate.
(b)	Effective first (1st) day of employment plus one (1) year- one hundred percent (100%) of the top rate.

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B.Non-CDL Qualified Employees Effective ~~April 1, 2013~~, July 1, 2023, all non-CDL qualified employees (excluding mechanics) hired will be subject to the following new hire progression:

(a)	Effective first (1st) day of employment - seventy percent {70%) of the top rate.

(b)Effective first (1st) day of employment plus one (1) year - seventy five percent (75%) of the top rate.

(c)Effective first (1st) day of employment plus two (2) years - ~~eighty-five~~ eighty percent (80%) of the top rate.

(d)Effective first (1st) day of employment plus three (3) years - ~~ninety~~ eighty-five percent (85%) of the top rate.

(e)Effective first (1st) day of employment plus four (4) years - ~~one hundred~~ ninety percent (90%) of the top rate.

(f)Effective first (1st) day of employment plus five (5) years - one hundred percent (100%) of the top rate.

All current (on seniority list June 30, 2023 or earlier) non-CDL regular employees subject to this agreement as of July 1, 2023 shall continue in progression as provided in the modified progression schedule below. Provided however, that no regular Non-CDL employee in progression shall be paid less than the new hire non-CDL rate provided for in (c) below.

C.Modified Progression Schedule for Non-CDL employees hired June 30, 2023 or earlier:

First day of employment up to two (2) years - 80% of top rate

First day of employment plus three (3) years - 90% of top rate

First day of employment plus four (4) years -100% of top rate

The above rates shall not apply to casual employees. The term "top rate" is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.

D. The parties agree that there are unique high cost of living areas within the Country that may require higher wage rates to attract, hire and retain employees. With the approval of TNFINC, the Employer shall have the ability to increase the applicable wage rate by classification at individual locations if the Employer determines in its discretion that doing so is necessary to attract and retain qualified employees. In the event the Employer decides to exercise this option, it shall provide advance notice to TNFINC in writing.

The above rates shall not apply to casual employees. The term "top rate" is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.

MOU to ABF NMFA

Profit-Sharing Bonus

1.

If the Employer achieves a published, annual operating ratio of 93.0 ~~96.0~~ or below for any full calendar year during this agreement (2024 2019 through 2027~~2022~~), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:

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ABF Published Annual Operating Ratio	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

2.The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year. An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.

3.There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP}, except as required to conform to governmental regulation, for the purpose of defeating the calculation of the annual operating ratio.

Health & Welfare and Pension Plans (ADDENDUM)

b)The Company shall continue to contribute to the same Health and Welfare and Pension Funds it was contributing to as of June 30, 2023 and abide by each Fund's rules and regulations. The Company shall execute all documents and participation agreements required by each Fund to maintain participation. The Company shall continue to contribute at the rates in effect as of June 30, 2023.

c)

Effective 2023 (on the date previously established by the parties for payment of increases for the applicable funds but no later than August 1 of each year) the company shall also contribute an additional $0.83 per hour to be split between the applicable health and welfare and pension funds as determined by the Union Supplemental negotiating committee. For 2024 the increase shall be $0.63 per hour; for 2025 the increase shall be $0.80 per hour; for 2026 the increase shall be $0.99 per hour and for 2027 the increase shall be $1.21per hour.

d)	Monthly, daily and/or hourly contributions shall be converted from the hourly contributions in accordance with past practice.

The trigger in all Supplements for qualifying for a week's health and welfare contribution will remain the same as under the 2018-2023 Agreement. Those Supplements on an hourly contribution will continue with their respective practices. The trigger for the obligation to make health and welfare contributions in the Supplements that provide for a monthly based contribution shall remain the same.

The "one-punch" rule for pension contributions in the Chicago area pension funds shall continue to apply where such rule applied as of March 31, 2023.

If any Pension Fund rejects this agreement because of the Company's level of contributions or otherwise refused to accept the contribution rate and terminates the Company's participation in the Fund, the Company shall make contributions to the Teamsters National 401(k) Savings Plan in the amount of seven dollars and fifty cents ($7.50) per hour on behalf of the employees in the area covered by the Pension Fund.

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Such amount shall be immediately 100% vested for the benefit of the employee. If a withdrawal event occurs for any other reason, Article 27's reopener shall apply {including the right to take economic action).

The Company will not seek to withdraw from any Pension Fund to which it contributed to under the 2018-23 ABF NMFA.

ADDITIONAL HOLIDAYS - The Company accepts the union proposal to add MLK day as an additional paid holiday in all supplements.

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